Exhibit 99.1

Accuray Elects Net Share Settlement for 3.50% Series A Convertible Senior Notes Due 2018

Company will pay principal in cash and deliver shares for any excess conversion value

SUNNYVALE, Calif., January 3, 2018 — Accuray Incorporated (NASDAQ: ARAY) has made an irrevocable Net Share Settlement Election with respect to its 3.50% Series A Convertible Senior Notes due February 1, 2018 (the “Series A Notes”) pursuant to the indenture dated as of April 24, 2014 (the “Series A Indenture”). The Specified Cash Amount for each $1,000 principal amount of Series A Notes converted will be $1,000. As a result, Accuray will pay cash up to $1,000 for each $1,000 principal amount of Series A Notes converted and deliver shares of its common stock for the conversion value, if any, in excess of $1,000 (other than cash in lieu of any fractional share).

The conversion value of any Series A Notes converted on or after today will be determined based on the volume-weighted average price of Accuray’s common stock over a 15 business day period beginning on, and including, January 8, 2018. As of December 31, 2017, approximately $26.6 million aggregate principal amount of the Series A Notes were outstanding.

The current conversion rate for the Series A Notes is 187.6877 shares of Accuray common stock per $1,000 principal amount of such notes, which is equivalent to a conversion price of approximately $5.33 per share.

Holders of the Series A Notes may convert their notes at any time prior to close of business on the business day immediately preceding February 1, 2018. Accuray will pay holders who do not convert their Series A Notes principal plus accrued and unpaid interest in cash on February 1, 2018.

Accuray had approximately $94 million of cash, cash equivalents, restricted cash and investments at September 30, 2017.  On December 21, 2017, Accuray announced that it closed a new $40 million term loan with MidCap Financial Trust while concurrently reducing the borrowing facility under its existing revolving loan with MidCap by $20 million.  The term loan was put in place in part to facilitate payment of the Series A Notes and the Company’s 3.50% Convertible Senior Notes due February 1, 2018 (the “2018 Notes”).

Capitalized terms used but not defined in this press release have the respective meanings set forth in the Series A Indenture.

This press release shall not constitute an offer to sell or a solicitation of an offer to buy the Series A Notes, the 2018 Notes, Accuray common stock or any other securities, and shall not constitute an offer, solicitation or sale in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful.

About Accuray
Accuray Incorporated (NASDAQ: ARAY) is a radiation oncology company that develops, manufactures,

and sells precise, innovative tumor treatment solutions that set the standard of care with the aim of helping patients live longer, better lives. The Company’s leading-edge technologies deliver the full range of radiation therapy and radiosurgery treatments.

Safe Harbor Statement
Statements made in this press release that are not statements of historical fact are forward-looking statements and are subject to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements in this press release relate, but are not limited, to the settlement or repayment of the Series A Notes and the 2018 Notes. These forward-looking statements involve risks and uncertainties. If any of these risks or uncertainties materialize, or if any of the Company’s assumptions prove incorrect, actual results could differ materially from the results expressed or implied by these forward-looking statements.  These risks and uncertainties include, but are not limited to, Accuray’s ability to pay cash amounts due upon conversion or otherwise at maturity of the Series A Notes and the 2018 Notes, the Company’s ability to achieve widespread market acceptance of its products, the Company’s ability to effectively manage its growth, the Company’s ability to maintain or increase its gross margins on product sales and services, the Company’s ability to meet the covenants under its credit facilities and such other risks identified under the heading “Risk Factors” in the Company’s annual report on Form 10-K, filed with the Securities and Exchange Commission (the “SEC”) on August 25, 2017, the Company’s quarterly report on Form 10-Q, filed with the SEC on November 3, 2017, and as updated periodically with the Company’s other filings with the SEC.

Forward-looking statements speak only as of the date the statements are made and are based on information available to Accuray at the time those statements are made and/or management’s good faith belief as of that time with respect to future events. The Company assumes no obligation to update forward-looking statements to reflect actual performance or results, changes in assumptions or changes in other factors affecting forward-looking information, except to the extent required by applicable securities laws. Accordingly, investors should not put undue reliance on any forward-looking statements.

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Investor Contact:
Doug Sherk
Investor Relations, EVC Group
+1 (415) 652-9100
dsherk@evcgroup.com

Media Contacts:
Beth Kaplan
Accuray
+1 (408) 789-4426
bkaplan@accuray.com